SCHEDULE 14A INFORMATION

     Proxy Statement Pursuant to Section 14(a) of the Securities
     Exchange Act of 1934
                                      (Amendment No.  )

     Filed by the Registrant [X]
     Filed by a Party other than the Registrant [ ]

     Check the appropriate box:

     [ ] Preliminary Proxy Statement
     [x] Definitive Proxy Statement
     [ ] Definitive Additional Materials
     [ ] Soliciting Material Pursuant to (S)240.14a-11(c) or
         (s)240.14a-12

                        KAISER ALUMINUM & CHEMICAL CORPORATION

                    (Name of Registrant as Specified In Its Charter)


                        KAISER ALUMINUM & CHEMICAL CORPORATION

                    (Name of Person(s) Filing Proxy Statement)

     Payment of Filing Fee (check the appropriate box):

     [x] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or
         14a-6(j)(2).
     [ ] $500 per each party to the controversy pursuant to Exchange
         Act Rule 14a-6(i)(3).
     [ ] Fee computed on table below per Exchange Act Rules
         14a-6(i)(4) and 0-11.

         1) Title of each class of securities to which transaction applies:

         2) Aggregate number of securities to which transaction applies:

         3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:*

         4)  Proposed maximum aggregate value of transaction:

         * Set forth the amount on which the filing is calculated and states how it was determined.

     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offering fee was paid previously. Identify the previous filing by registration statement number, or the Form of Schedule and the date of its filing.

         1)  Amount previously paid:

         2)  Form, Schedule or Registration No.:

         3)  Filing Party:








         4)  Date Filed:

         Notes:

                                    [KACC Logo]








                                                                April 29, 1994


     To Our Stockholders:

          You are cordially invited to attend the Annual Meeting of Stockholders (the "Annual Meeting") of Kaiser Aluminum & Chemical Corporation (the "Company") to be held at 10:00 a.m. on Wednesday, June 8, 1994, at 5847 San Felipe, 24th Floor, Room 2441 (Main Legal Conference
     Room) Houston, Texas.

          At the Annual Meeting, the holders of the Company's common stock, par value $.33 1/3 per share (the "Common Stock"), Cumulative (1985 Series A) Preference Stock ("1985 Series A Stock") and Cumulative (1985 Series B) Preference Stock ("1985 Series B Stock") (all such holders being collectively referred to as the "Stockholders") will consider and vote, as a single class, in the election of directors.

          Each Stockholder of record at the close of business on April 29, 1994 is entitled to receive notice of and vote at the Annual Meeting and is urged to attend the Annual Meeting. Whether or not you intend to be present at the Annual Meeting, we urge you to complete, date, sign and promptly return the enclosed proxy card.

          We look forward to seeing as many of you as possible at the Annual Meeting.





                                             GEORGE T. HAYMAKER, JR.
                                             Chairman of the Board and
                                               Chief Executive Officer

                       KAISER ALUMINUM & CHEMICAL CORPORATION
                                6177 SUNOL BOULEVARD
                         PLEASANTON, CALIFORNIA  94566-7769


                      NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                              TO BE HELD JUNE 8, 1994









               The Annual Meeting of Stockholders (the "Annual Meeting") of Kaiser Aluminum & Chemical Corporation (the "Company") will be held at the 5847 San Felipe, 24th Floor, Room 2441 (Main Legal Conference Room), Houston, Texas, on Wednesday, June 8, 1994, at 10:00 a.m., Houston time, for the following purposes:

               1. To elect six (6) directors to hold office until the Company's 1995 Annual Meeting of Stockholders or until their respective successors are elected and qualified; and

               2. To transact such other business as may properly be presented to the Annual Meeting or any adjournments or postponements thereof.

               Holders of record of the Company's common stock, par value
     $.33 per share (the "Common Stock"), Cumulative (1985 Series A) Preference Stock ("1985 Series A Stock") and Cumulative (1985 Series B) Preference Stock ("1985 Series B Stock") (all such holders being collectively referred to as the "Stockholders") as of the close of business on April 29, 1994 are entitled to notice of and to vote at the Annual Meeting. All Stockholders will vote as a single class at the Annual Meeting. Stockholders' lists will be available commencing May 25, 1994, and may be inspected for purposes germane to the Annual Meeting during normal business hours prior to the Annual Meeting at the offices of the Company, 5847 San Felipe, Suite 2600, Houston, Texas.

                               By Order of the Board of Directors




                               Byron L. WADE
                               Secretary
     April 29, 1994



                                     IMPORTANT

          PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE PROVIDED FOR YOUR CONVENIENCE AND WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. ANY STOCKHOLDER ENTITLED TO VOTE AND PRESENT AT THE ANNUAL MEETING MAY VOTE PERSONALLY ON ALL MATTERS BROUGHT BEFORE THE ANNUAL MEETING AND, IN THAT EVENT, HIS OR HER PROXY WILL NOT BE USED.

                       KAISER ALUMINUM & CHEMICAL CORPORATION
                                6177 SUNOL BOULEVARD
                         PLEASANTON, CALIFORNIA  94566-7769


                                  PROXY STATEMENT
                                        for
                           ANNUAL MEETING OF STOCKHOLDERS
                              To Be Held June 8, 1994

               This Proxy Statement is furnished to Stockholders (as defined below) in connection with the solicitation of proxies on behalf of the Board of Directors of Kaiser Aluminum & Chemical Corporation (the "Company"), a Delaware corporation, to be voted at an Annual Meeting of Stockholders (the "Annual Meeting") to be held on June 8, 1994 and any adjournments thereof, at the time and place and for the purposes set forth in the accompanying Notice of Annual Meeting. The principal executive offices of the Company are located at 6177 Sunol Boulevard, Pleasanton, California 94566-7769, telephone (510) 462-1122.

               This Proxy Statement, the accompanying proxy card and the Notice of Annual Meeting are being mailed to the record holders as of the close of business on April 29, 1994 of the Company's common stock, par value $.33 per share (the "Common Stock"), Cumulative (1985 Series A) Preference Stock ("1985 Series A Stock") and Cumulative (1985 Series B) Preference Stock ("1985 Series B Stock") (all such holders being collectively referred to as the "Stockholders") commencing on or about May 2, 1994. The 1993 Annual Report of the Company combined this year with the Company's Form 10-K Report to the Securities and Exchange Commission (the "Commission"), is being mailed to Stockholders herewith.

               We cordially invite you to attend the Annual Meeting. Whether or not you plan to attend, please complete, date, sign and promptly return your proxy card in the enclosed envelope. If you are a holder of record, you may revoke your proxy at any time prior to its exercise at the Annual Meeting by giving notice to the Company's Secretary, by filing a later dated proxy or, if you attend the Annual Meeting, by voting your shares in person. Proxies will be voted in accordance with the directions specified thereon or, in the absence of instructions, "FOR" the election of the nominees named herein to the Board of Directors, as described below. Under applicable Delaware law, abstentions and broker non-votes will have no effect on the outcome of the election of directors. Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business. The Company's Common Stock is 100% owned by Kaiser Aluminum Corporation ("KAC"). There is no established public trading market for the Common Stock.

               The holders of record of approximately 93.4% of the 1985 Series A Stock and approximately 44.4% of the 1985 Series B Stock are the trustees under the Trust Agreement of the Company's USWA Employee Stock Ownership Plan and the Trust Agreement of the Company's Salaried Employee Stock Ownership Plan, respectively. The trustees have agreed to vote the shares of the 1985 Series A Stock and 1985 Series B Stock held by them as directed by the beneficial owners of such shares, or with respect to shares of such stock as to which no voting instructions are received, in the same proportions as the shares as to which instructions are received are voted.

                               ELECTION OF DIRECTORS

               At the Annual Meeting, six directors will be elected by the Stockholders to serve until the 1995 Annual Meeting or until their respective successors are duly elected and qualified. The six nominees receiving the highest number of votes will be elected.

               The six persons nominated for election to the Board of Directors at the Annual Meeting, all of whom are now currently members of the Board of Directors, are Robert J. Cruikshank, George T. Haymaker, Jr., Charles E. Hurwitz, Ezra G. Levin, Robert Marcus and Paul D. Rusen. See, "Executive Officers and Directors" and "Principal Stockholders" for information concerning each of the nominees, including the dates on which they first became directors, their business experience during the past five years and the number of shares of the Company's capital stock owned beneficially by each of them as of March 31, 1994. Each of the nominees has consented to serve as a member of the Board of Directors if elected.

               The persons named in the proxies will vote the shares represented thereby for the election of the foregoing named nominees except where authority has been withheld as to a particular nominee or as to all such nominees. Should any nominee decline or be unable to serve as a director of the Company, which is not anticipated, the persons named in the proxies will vote for the election in his stead of such other person as the Board of Directors may recommend.

               THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF ALL NOMINEES FOR DIRECTOR OF THE COMPANY.


                     THE BOARD OF DIRECTORS AND ITS COMMITTEES

               The Board of Directors of the Company (sometimes referred to herein as the "Board") held three meetings and acted by written consent on fourteen occasions during 1993. In addition, management confers frequently with its directors on an informal basis to discuss Company affairs. During 1993, no director attended fewer than 75% of the aggregate of the meetings of the Board and all Committees on which he served, except for John B. Connally who, due to illness, attended 60% of such meetings.

               The Board of Directors of the Company has several standing committees, including Executive, Audit and Compensation Committees.

               The Executive Committee meets on call and has authority to act on most matters during the intervals between meetings of the entire Board of Directors. Its current members are Messrs. Haymaker and Hurwitz (Chairman). The Committee held one meeting and acted by written consent three times during 1993.

               The Audit Committee presently consists of Messrs. Levin, Marcus (Chairman) and Rusen. The Audit Committee meets with appropriate Company financial and legal personnel, internal auditors and independent public accountants and reviews the internal controls of the Company and the objectivity of its financial reporting. This Committee recommends to the Board the appointment of the independent public accountants to serve as auditors in examining the corporate accounts of the Company. The independent public accountants periodically meet privately with the Audit Committee and have access to the Committee at any time. The Audit Committee met on two occasions during 1993.

               The Compensation Committee reviews and advises management, makes recommendations to the Board, and reviews and approves proposals regarding the establishment or change of benefit plans, salaries or compensation afforded the executive officers and other employees of the Company. Messrs. Cruikshank,

     Levin (Chairman) and Marcus currently serve as members of this Committee. The Compensation Committee met on three occasions during 1993.

               The Board of Directors of the Company does not have a standing nominating committee nor does it have any committee performing a similar function.

     DIRECTOR COMPENSATION

               Directors who were not employees of the Company or its parent, Kaiser Aluminum Corporation ("KAC"), received a base fee of $30,000 for the 1993 calendar year. Non-employee directors of the Company who are also directors of MAXXAM Inc. ("MAXXAM"), KAC's parent, may receive additional director or committee fees for serving as a director of KAC and/or the Company. During 1993, Mr. Levin received an aggregate $7,250 in such committee fees from KAC and the Company. Subject to the approval of the Chairman of the Board, directors may also be paid additional ad hoc fees for extraordinary services in the amount of $750 per half day or $1,500 per day for such services. Mr. Rusen was paid additional fees of $7,500 for extraordinary services, and $9,963 as reimbursement for expenses incurred therewith, performed for the Company and KAC in 1993. Directors are reimbursed for travel and other disbursements relating to Board and Committee meetings. Fees to directors who are also employees of the Company or KAC are deemed to be included in their salary. Directors of the Company are also directors of KAC and received the foregoing compensation for acting in both capacities.

               In addition to the compensation payable as a director for 1993, the Chairman of each of the Executive, Audit and Compensation Committees was paid a fee of $3,000 per year for services as Chairman of such committee. All members of such committees receive a fee of $1,500 per day per committee meeting held in person on a date other than a Board meeting date and $500 per formal telephonic committee meeting.

               In November 1988, one of the Company's former directors, Mr. John B. Connally entered into a one year consulting agreement with MAXXAM Group Inc. ("MGI"), a wholly owned subsidiary of MAXXAM, under which Mr. Connally received $250,000. The agreement was subsequently renewed each year on the same terms and was effective until June 1993.

                          EXECUTIVE OFFICERS AND DIRECTORS

               The following table sets forth certain information, as of the record date, with respect to the executive officers and directors of the Company and KAC. All officers and directors hold office until their respective successors are elected and qualified or until earlier resignation or removal.


                NAME            POSITIONS AND OFFICES WITH THE COMPANY


      George T. Haymaker, Jr.   Chairman of the Board, Chief Executive
                                Officer and Director
      Joseph A. Bonn            Vice President, Planning and
                                Administration

      John T. La Duc            Vice President and Chief Financial
                                Officer

      Anthony R. Pierno         Vice President and General Counsel

      Byron L. Wade             Vice President, Secretary and Deputy
                                General Counsel
      Charlie Alongi            Controller

      Kris S. Vasan             Treasurer
      Robert E. Cole            Vice President

      John E. Daniel            Vice President

      Richard B. Evans          Vice President
      Robert W. Irelan          Vice President, Public Relations

      Geoffrey W. Smith         Vice President
      Lawrence L. Watts         Vice President

      Robert J. Cruikshank      Director

      Charles E. Hurwitz        Director
      Ezra G. Levin             Director

      Robert Marcus             Director
      Paul D. Rusen             Director

               George T. Haymaker, Jr. Mr. Haymaker, age 56, assumed the positions of Chairman of the Board and Chief Executive Officer of the Company and KAC effective January 1, 1994. From May 1993 to December 1993, Mr. Haymaker served as President and Chief Operating Officer of the Company and KAC. Mr. Haymaker was elected a director of KAC at KAC's Annual Meeting of Stockholders on May 19, 1993, and was also elected a director of the Company at the Company's Annual Meeting of Stockholders held on June 15, 1993. From 1987 to April 1993, Mr. Haymaker had been a partner in a partnership which acquires, redirects and operates small to medium sized companies in the metals industry. He served as President from February 1992 to March 30, 1993, and has been a director since July 1987 of Metalmark Corporation, which is in the business of semi-fabrication of aluminum specialty foils and extrusions. From May 1986 until February 1993, he also served as President of West Coast Sales Corp., which provides management and acquisition services. Mr. Haymaker also served as Chief Executive Officer and a director of Amarlite Architectural Products, Inc. ("Amarlite"), a producer of architectural curtain wall and entrance products, from August 1990 to April 1992 and from April 1989 to February 1993, respectively. He was a director of American Powdered Metals Company, which is engaged in the manufacture of powdered metal components, from August 1988 to March 1993, and Hayken Metals Asia Limited, which represents manufacturers of aluminum and metal products, from January 1988 to April 10, 1993. During 1984 to 1986, Mr. Haymaker served as Executive Vice President--Aluminum Operations of Alumax Incorporated, responsible for all primary aluminum and semifabricating activities. Mr. Haymaker has extensive experience in the management of businesses engaged in the production and sale of aluminum and aluminum products, including 25 years of experience in a variety of executive and managerial positions with Aluminum Company of America and its subsidiaries.

               Joseph A. Bonn. Mr. Bonn, age 50, has been Vice President, Planning and Administration of the Company and KAC since July 1989 and February 1992, respectively. Mr. Bonn has served as a Vice President of the Company since April 1987 and served as Senior Vice President-- Administration of MAXXAM from September

     1991 through December 31, 1992.
     He was also the Company's Director of Strategic Planning from April 1987 until July 1989.

               John T. La Duc. Mr. La Duc, age 51, has been Chief Financial Officer of the Company since January 1990 and a Vice President of the Company since June 1989. He has been Vice President and Chief Financial Officer of KAC since June 1989 and May 1990, respectively. From January 1, 1993 until April 5, 1993, Mr. La Duc served as Treasurer of the Company and KAC, having previously served as Treasurer of KAC from September 1987 to May 1990 and Assistant Treasurer of KAC from February 1987 to September 1987. Mr. La Duc also previously served as Treasurer of the Company from September 1987 until January 1990, after having served as Assistant Treasurer of the Company from April 1985 until 1987. He was Treasurer, International Operations of the Company from 1982 until 1984. In September 1990, Mr. La Duc was elected Senior Vice President and Chief Financial Officer of MAXXAM. Mr. La Duc also serves as a Vice President and Chief Financial Officer of MGI, The Pacific Lumber Company ("Pacific Lumber"), an indirect subsidiary of MAXXAM engaged in forest products operations, and Pacific Lumber's subsidiary, Scotia Pacific Holding Company ("Scotia Pacific"). He also serves as a director of MGI, Pacific Lumber and Scotia Pacific.

               Anthony R. Pierno. Mr. Pierno, age 62, has served as Vice President and General Counsel of the Company and KAC since January 1992. He also serves as Senior Vice President and General Counsel of MAXXAM, positions he has held since February 1989. Mr. Pierno also serves as Vice President and General Counsel of MGI, Pacific Lumber and Scotia Pacific and as a director of MGI and Pacific Lumber since November 1993. Immediately prior to joining MAXXAM, Mr. Pierno served as partner in charge of the business practice group in the Los Angeles office of the law firm of Pillsbury, Madison & Sutro. He has served as the Commissioner of Corporations of the state of California and as chair of several committees of the State Bar of California. Mr. Pierno is Chairman of the Board of Trustees of Whittier College, and a former member and Chairman of the Board of Trustees of Marymount College.

               Byron L. Wade. Mr. Wade, age 47, has served as Vice President and Secretary of the Company and KAC since January 1992, and Deputy General Counsel of the Company and KAC since June 1992 and May 1992, respectively. Mr. Wade has also served as Vice President and Deputy General Counsel of MAXXAM since May 1990, and Secretary of MAXXAM since October 1988. He previously served as Assistant Secretary and Assistant General Counsel of MAXXAM from November 1987 to October 1988 and May 1990, respectively. Mr. Wade has served as Vice President, Secretary and Deputy General Counsel of Pacific Lumber and Scotia Pacific since June 1990 and November 1992, respectively, and as Vice President, Secretary and Deputy General Counsel of MGI since July 1990. He had previously served since 1983 as Vice President, Secretary and General Counsel of MCO Resources, Inc., a publicly traded oil and gas company, which was majority owned by MAXXAM. Since July 1993, Mr. Wade has served as a director, Vice President and Secretary of SHRP, Inc. ("SHRP"), the sole general partner of Sam Houston Race Park, Ltd., a Texas limited partnership, which has been granted a license to operate a horse racing facility in Harris County, Texas. Since July 1993, Mr. Wade has also served as a director, Vice President and Secretary of SHRP Capital Corp. ("SHRP Capital"), a wholly owned subsidiary of Sam Houston Race Park, Ltd.

               Robert E. Cole. Mr. Cole, age 47, has been a Vice President of the Company since March 1981. Since September 1990, Mr. Cole also has served as Vice President--Federal Government Affairs of MAXXAM, MGI and Pacific Lumber. He also currently serves as Chairman of the Board of National Environmental Development Association, and as a director, Secretary and Treasurer of Global Climate Coalition, both of which are 501(c)(6) organizations.

               John E. Daniel. Mr. Daniel, age 58, has been a Vice President of the Company since January 1992, and has been the General Manager of the Company's primary aluminum products business unit since November 1990. From November 1990 to January 1992, he was Divisional Vice President of the Company's primary aluminum products business unit. From December 1989 to November 1990, Mr. Daniel was Reduction Plant Manager of the Company's Tacoma, Washington plant. From July 1986 to December 1989, he was Reduction Plant Manager of the Company's formerly owned Ravenswood, West Virginia plant.

               Richard B. Evans. Mr. Evans, age 46, has been a Vice President of the Company since January 1, 1992, and has been the General Manager of the Company's flat-rolled products business unit since January 1989.
     From July 1986 to January 1992, he was Divisional Vice President of the Company's flat-rolled products business unit.

               Geoffrey W. Smith. Mr. Smith, age 47, has been a Vice President of the Company since January 1992, and has been Co-General Manager of the Company's alumina business unit since September 1991. From September 1990 to January 1992, Mr. Smith was Divisional Vice President of the Company's alumina business unit. From August 1988 to August 1990, Mr. Smith was Director of Business Development for the alumina business unit, and from 1982 to August 1988 was Operations/Technical Manager for the Gramercy Works.

               Lawrence L. Watts. Mr. Watts, age 47, has been a Vice President of the Company since January 1992, and has been Co-General Manager of the Company's alumina business unit since September 1991.
     From June 1989 to January 1992, Mr. Watts was Divisional Vice President, Governmental Affairs and Human Resources, for the alumina business unit, and from July 1988 to June 1989, he was Divisional Vice President, Public Relations and Governmental Relations, for the alumina business unit.
     From September 1984 to July 1988, Mr. Watts was Manager, Human Resources for the alumina business unit.

               Charlie Alongi. Mr. Alongi, age 63, has been the Controller of the Company and KAC since July 1989, and was the Assistant Controller of the Company from February 1982 until July 1989.

               Kris S. Vasan. Mr. Vasan, age 44, became Treasurer of the Company and KAC in April 1993. Mr. Vasan previously served the Company and KAC as Corporate Director of Financial Planning and Analysis from June 1990 until April 1993. From October 1987 until June 1990, he served as Associate Director of Financial Planning and Analysis. He was Associate Director of Energy Planning of the Company from 1980 until 1987, and prior thereto, Manager of Energy Planning from 1978. Mr. Vasan joined the Company in 1974 as Senior Operations Research Analyst, a position he held until 1978.

               Robert J. Cruikshank. Mr. Cruikshank, age 63, was appointed a director of the Company and KAC on January 26, 1994. In addition, he has been a director of MAXXAM since May 1993. Mr. Cruikshank was a Senior Partner in the international public accounting firm of Deloitte & Touche from December 1989 until his retirement in March 1993. Prior to its merger with Touche Ross & Co. in December 1989, Mr. Cruikshank served as Managing Partner of Deloitte Haskins & Sells from June 1974 until the merger, and served on such firm's board of directors from 1981 to 1985. Mr. Cruikshank also serves as a director of Houston Industries Incorporated, a public utility holding company with interests in electric utilities, cable television, coal and transportation businesses; Compass Bank of Texas; and Texas Biotechnology Incorporated.

               Charles E. Hurwitz. Mr. Hurwitz, age 53, has served as a director of the Company since November 1988 and of KAC since October 1988. Mr. Hurwitz has also served as a member of the Board of Directors and the Executive Committee of MAXXAM since August 1978 and was elected Chairman of the Board and Chief Executive Officer of MAXXAM in March 1980. Since May 1982, Mr. Hurwitz has been Chairman of the Board and Chief Executive Officer of MGI. Since January 1, 1993, Mr. Hurwitz has also served MAXXAM and MGI as President. Since July 1993, Mr. Hurwitz has also served as a director and Chairman of the Board of SHRP, and a director, Chairman of the Board and President of SHRP Capital. From May 1986 until February 1993, Mr. Hurwitz served as a director of Pacific Lumber, and from December 31, 1992 until February 1993, he served as Chairman of the Board of Pacific Lumber. Mr. Hurwitz has been, since January 1974, Chairman of the Board and Chief Executive Officer of Federated Development Company ("Federated"), a New York business trust primarily engaged in the management of real estate investments.

               Ezra G. Levin. Mr. Levin, age 60, has been a director of the Company since November 1988. He has been a director of KAC since July 1991, and a director of MAXXAM since May 1978. Mr. Levin also served as a director of KAC from April 1988 to May 1990, and as a director of MGI from May 1982 through December 1993. Mr. Levin is a partner in the law firm of Kramer, Levin, Naftalis, Nessen, Kamin & Frankel. He serves as a trustee of Federated and as a director of Pacific Lumber, Scotia Pacific and UMB Bank and Trust Company.

               Robert Marcus. Mr. Marcus, age 69, has been a director of the Company and KAC since September 1991. From 1987 to January 1992, Mr. Marcus was a partner in American Industrial Partners, a San Francisco and New York based firm specializing in private equity investments in industrial companies. From 1983 to 1991, Mr. Marcus was a director of Domtar Inc., a Canadian resource-based multi-business corporation. From 1982 to 1987, Mr. Marcus served as President and Chief Executive Officer of Alumax Inc., an integrated aluminum company.

               Paul D. Rusen. Mr. Rusen, age 58, has been a director of the Company since April 1986. Mr. Rusen has served as a director of KAC since July 1991. He previously served as a director of KAC from May 1987 to May 1990. Mr. Rusen is President of Employee Ownership, Inc., an investment banking firm, Chairman of Bliss/Salem Corporation, a rolling mill manufacturing company, former Chairman and Chief Executive Officer of Pittsburgh Forgings Company, a former director of Wheeling-Pittsburgh Steel Corporation and a former principal of Working Equity, Inc., an investment banking firm.

                               PRINCIPAL STOCKHOLDERS

               The following tables contain information with respect to persons known to the Company to be the beneficial owners of more than 5% of the Common Stock, the 1985 Series A Stock and the 1985 Series B Stock as of March 31, 1994. For the purposes of these disclosures and the disclosure of ownership of shares by officers and Directors below, shares are considered to be "beneficially" owned if the person has or shares the power to vote or direct the voting for the securities, the power to dispose of or direct the disposition of the securities, or the right to acquire beneficial ownership within 60 days.



     OWNERSHIP OF CERTAIN BENEFICIAL OWNERS--COMMON STOCK
                  Name and Address of             Amount and Nature of     Percent
                   Beneficial Owner               Beneficial Ownership   of Class(1)


      Kaiser Aluminum Corporation                    46,171,365 shares      100%
                5847 San Felipe, Suite 2600
                Houston, Texas  77057


     OWNERSHIP OF CERTAIN BENEFICIAL OWNERS--CUMULATIVE (1985 SERIES A) PREFERENCE STOCK
                  Name and Address of             Amount and Nature of     Percent
                   Beneficial Owner               Beneficial Ownership   of Class(1)

      Kaiser Aluminum USWA                              741,629 shares      93.4%
                Employee Stock Ownership Plan(2)
                c/o Mellon Bank, N.A.
                Pittsburgh, Pennsylvania


     OWNERSHIP OF CERTAIN BENEFICIAL OWNERS--CUMULATIVE (1985 SERIES B) PREFERENCE STOCK

                  Name and Address of             Amount and Nature of     Percent
                   Beneficial Owner               Beneficial Ownership   of Class(1)
      Kaiser Aluminum Salaried                           62,127 shares      44.4%
                Employee Stock Ownership Plan(2)
                c/o Mellon Bank, N.A.
                Pittsburgh, Pennsylvania

     --------------------
     (1)  The "Percent of Class" is computed using the shares outstanding on March 31, 1994.

     (2)  Individual participants in the Plan may direct the Plan's Trustee how to vote their shares; undirected shares are voted by the Trustee in the same proportion as shares voted upon participant direction.



     OWNERSHIP OF MANAGEMENT--CUMULATIVE (1985 SERIES B) PREFERENCE STOCK
                  Name and Address of             Amount and Nature of     Percent
                   Beneficial Owner               Beneficial Ownership   of Class(1)


      All directors and officers of the Company         77.1135 shares        *

     --------------------
     *    Less than 1%

     (1)  The "Percent of Class" is computed using the shares outstanding on March 31, 1994.


     OWNERSHIP OF CERTAIN PARENTS OF KAC

               As of March 31, 1994, MAXXAM owned approximately 60% of the issued and outstanding capital stock in KAC on a fully diluted basis. The following table sets forth, as of March 31, 1994, the beneficial ownership of the Common Stock and Class A $.05 Non-Cumulative Participating Convertible Preferred Stock ("Class A Preferred Stock") of MAXXAM by the directors and nominees for director of the Company, and by the Company's directors and executive officers as a group:




                                                                                        PERCENT OF
                                                                                         COMBINED
                      NAME OF                     AMOUNT AND NATURE OF        PERCENT     VOTING
                 BENEFICIAL OWNER               BENEFICIAL OWNERSHIP (1)     OF CLASS   POWER (2)


      Charles E. Hurwitz                      Common Stock--2,746,642(3)(4)      31.3%
                                              Class A Preferred Stock--                      59.9%
                                                   657,917(3)(4)                 97.0%
      Ezra G. Levin                           Common Stock--1,000(3)(5)           *           *

      All directors and executive officers
      of the Company as a group (19 persons)  Common Stock--2,768,228            31.6%
                                              Class A Preferred Stock--                      60.1%
                                                   657,917                       97.0%

     --------------------
     *    Less than 1%.
     (1)  Except as may otherwise be indicated, beneficial owners have sole voting and investment power with respect to the shares listed in the table.
     (2)  MAXXAM's Class A preferred stock is generally entitled to ten votes per share on matters presented to a vote of that company's stockholders.
     (3)  Messrs. Hurwitz and Levin serve as trustees of Federated, and Mr. Hurwitz, together with members of his immediate family and trusts for the benefit thereof, owns all of the shares of beneficial interest in Federated.  In addition,
                    Federated, Messrs. Hurwitz and Levin, and Mr. James H. Paulin, Jr., Secretary and Treasurer of Federated, may be
                    deemed a "group" (the "Stockholder Group") within the meaning of Section 13(d) of the Securities Exchange Act of
                    1934, as amended.  As of March 15, 1994, in the aggregate, the Stockholder Group beneficially owned 2,747,994 shares of MAXXAM's common stock and 658,050 shares of MAXXAM's Class A preferred stock, aggregating approximatel
                    59.9% of the total voting power of MAXXAM.  By reason of the foregoing and their relationship with the members o the Stockholder Group, Messrs. Hurwitz and Levin may be deemed to possess shared voting and investment power wit respect to the shares held by the Stockholder Group.
     (4)  Includes as of March 15, 1994 (a) 1,669,451 shares of MAXXAM's common stock and 656,853 shares of MAXXAM's Class A preferred stock, respectively, owned by Federated as to which Mr. Hurwitz possesses voting and investment power,
                    (b) 1,526 shares of MAXXAM's common stock owned by Mr. Hurwitz's spouse as separate property (c) 46,500 shares o
                    MAXXAM's common stock owned by a limited partnership controlled by Mr. Hurwitz and his spouse, 23,250 of which shares were separately owned by Mr. Hurwitz's spouse prior to their transfer to such limited partnership and as to which Mr. Hurwitz disclaims beneficial ownership, and (d) 158,564 shares of MAXXAM's common stock owned by
                    1992 Hurwitz Investment Partnership, L.P., of which 79,282 shares are owned by Mr. Hurwitz's spouse as separate property and (e) 71,175 shares of MAXXAM's common stock that Federated could receive from exercisable options which Mr. Hurwitz and Federated may both be deemed to beneficially own.
     (5)  Does not include shares owned by other members of the Stockholder Group.




               At March 31, 1994, 28,000,000 shares of KAC's common stock owned by MAXXAM were pledged as security for two MGI debt issues consisting of $100.0 million aggregate principal amount of 11 1/4% Senior Secured Notes due 2003 and $126.7 million aggregate principal amount of 12 1/4% Senior Secured Discount Notes due 2003.

                               EXECUTIVE COMPENSATION

     SUMMARY COMPENSATION TABLE

               The following table sets forth compensation information, cash and non-cash, for each of the Company's last three completed fiscal years with respect to the Chief Executive Officer and the four most highly compensated executive officers of the Company (collectively referred to as the "named executive officers") for the fiscal year ended December 31, 1993:





                                                                                   Long-Term Compensation
                                            Annual Compensation                    Awards                Payouts
                (a)           (b)      (c)          (d)         (e)           (f)           (g)            (h)             (i)
                                                               Other       Restricted
                                                               Annual        Stock        Options/        LTIP          All Other
             Name and                 Salary       Bonus    Compensation    Award(s)        SARs         Payouts       Compensation
        Principal Position    Year     ($)          ($)      ($)(1)(2)        ($)           (#)            ($)            ($)(1)
                              1993 $505,385(3)     $-0-          $-0-           -0-          -0-         $18,874     $3,087,201(6)(7
     Jr., former Chairman     1992  400,000         -0-           -0-           -0-          -0-       1,376,874(4)      11,423(7)
     and                      1991  365,000      73,000            --           -0-          -0-       3,832,437(5)          --
     Chief Executive Officer

     George T. Haymaker,      1993  291,072         -0-           -0-           -0-      100,000             -0-         40,443(8)
     Jr.,                     1992       --          --            --            --           --              --             --
     former President and     1991       --          --            --            --           --              --             --
     Chief Operating Officer

     Anthony R. Pierno, Vice  1993  321,232     290,000(10)       -0-           -0-          -0-             -0-         57,179(11)
     President and General    1992  302,275     265,000(10)       -0-           -0-          -0-             -0-         50,123(11)
     Counsel(9)               1991       --          --            --            --           --              --             --

     John T. La Duc, Vice     1993  240,000      25,000(12)       -0-           -0-(13)      -0-             -0-          4,872(7)
     President and Chief      1992  225,000      45,000           -0-     1,428,967(14)   10,000(15)     192,698(4)       8,469(7)(8
     Financial Officer        1991  195,000      53,500            --           -0-          -0-       1,000,000(5)          --

     Joseph A. Bonn, Vice     1993  216,300         -0-           -0-           -0-(13)      -0-             -0-          4,326(7)
     President, Planning and  1992  210,000      42,000           -0-     1,428,967(14)      -0-         195,697(4)      96,248(7)(8
     Administration           1991  197,500      47,000            --           -0-          -0-       1,000,000(5)          --


     --------------------
     (1) Pursuant to the transition rules effective October 21, 1992, these amounts are excluded for the Company's 1991 fiscal year.
     (2) Excludes perquisites and other personal benefits because the aggregate amount of such compensation is the lesser of either
                      $50,000 or 10% of the total of annual salary and bonus reported for the named executive officer.
     (3) Includes payment of $55,385 representing accrued vacation not taken upon his resignation on December 31, 1993.
     (4) In December 1992, in connection with the subsequent stockholder approval of the Kaiser 1993 Omnibus Stock Incentive Plan
                      (the "Plan"), participants in the Company's and KAC's long-term incentive plan, as amended (the "LTIP") elected to receive payment of their LTIP account balances as of December 31, 1992 as follows: (i) Amounts earned and vested were paid half in cash and half in restricted shares of KAC's common stock. The portion payable in restricted shares of KAC's common stock was divided by the average of the December 1992 closing prices of $8.539 per share (December 1 through 28, 1992) to determine the number of shares granted. The portion payable in cash was reduced by 1992 bonuses paid to recipients and by appropriate tax withholdings. (ii) Amounts earned and unvested were paid in options or shares of restricted stock under the Plan during 1993. Restrictions will be removed or options will vest at the rate of 25% each December for four (4) years, which began December 1993. (iii) Amounts unearned and unvested were paid in options or shares of restricted stock under the Plan during 1993. Restrictions will be removed or options will vest as to 50% thereof in each of December 1995 and December 1996. The payments made in accordance with item (i) above were separate and apart from the Plan and are reflected in column (h) of the Summary Compensation Table for 1992. The grants made in accordance with items (ii) and (iii) are reflected in column (f) for 1992. Without such elections and subject to certain reductions and limitations, participants were generally entitled to receive the vested portion of their LTIP account balances on the earlier to occur of
                      (a) termination of their employment, (b) termination of the LTIP if prior to December 31, 1996, or (c) April 10, 1997.
     (5) Pursuant to 1991 amendments, LTIP participants were permitted to elect an accelerated payment option pursuant to which they could receive in December 1991 and April 1992 amounts approximating 95% and 5%, respectively, of the vested portion of their LTIP account balances (excluding bonuses previously paid), subject to certain maximum dollar limitations. Without such accelerated payment option and subject to certain reductions and limitations, participants were generally entitled to receive the vested portion of their LTIP
                      account balances on the earlier to occur of (a) termination of their employment, (b) termination of the LTIP if prior to December 31, 1993, or (c) April 10, 1994.

     (6) Includes payments of $1,086,328 and $1,890,765 upon Mr. Hutchcraft's retirement under the Kaiser Retirement Plan and the
                      Kaiser Supplemental Benefits Plan, respectively. See, "Executive Compensation--Pension Plan Table." Also includes $100,000 paid upon his retirement. See,
                      "Executive Compensation--Employment Contracts...."
     (7)  Includes $10,108 and $8,000, $4,800 and $4,500, and $4,326 and
          $4,200 under the Kaiser Savings Plan (as defined below) for
                      1993 and 1992, respectively, to Messrs. Hutchcraft, La Duc and Bonn, respectively. Also includes $3,423 credited in 1992 to Mr. Hutchcraft under the Kaiser Supplemental Benefits Plan described below. Includes $15,364 loan forgiveness granted to Mr. Bonn in March 1992.
     (8) Includes moving related items of $40,443, $3,969 and $76,684 for Messrs. Haymaker, La Duc and Bonn, respectively.
     (9) Mr. Pierno receives his compensation from MAXXAM; however the Company and KAC reimburses MAXXAM for certain allocable costs associated with the performance of services for the Company and KAC by such executive officer. The table reflects such officer's total compensation, rather than any allocated part of such compensation. Mr. Pierno's compensation for 1991 is not included since he was not an executive officer of the Company or KAC at any time during such year.
     (10) Pursuant to Mr. Pierno's employment agreement, his personal loans from MAXXAM outstanding on the date of such agreement are forgiven at the rate of $15,000 per year. This amount is included as part of his bonus compensation. See, "Certain Transactions" for discussion on such personal loans.
     (11) Represent matching contributions by MAXXAM during 1993 and 1992, respectively, under the MAXXAM 401(k) savings plan of
                      $8,994 and $4,782, and $48,185 and $45,341 accrued
                      during 1993 and 1992, respectively, in respect of MAXXAM's revised capital accumulation plan pursuant to which, in general, benefits vesting 10% annually are payable upon termination of employment with MAXXAM.
     (12) Represents bonus paid by MAXXAM.
     (13) As of December 31, 1993, Messrs. Bonn and La Duc each owned 131,110 shares of restricted common stock of KAC valued at approximately $1,179,990 based on the closing price of $9.00 per share. Restrictions on such shares will be lifted on each December 2, 1994, 1995 and 1996 as to shares totaling 36,237, 47,436 and 47,437, respectively, for each of Mr. Bonn and Mr. La Duc.  No dividends will
                   be paid to Messrs. Bonn and La Duc during the periods of
                      restriction. No other named executive officer held restricted stock of the Company, KAC or MAXXAM at fiscal year end 1993.
     (14) Includes payout during 1993 of $5,934 of shares of KAC's common stock issued in April 1993 as 5% of 1992 distribution, $699 in cash paid in April 1993 for fractional shares and balance of 1992 LTIP account pursuant to December 1992 election as described in footnote (4) above, and $332,918 of shares of KAC's common stock issued in November and December 1993 as to which restrictions were lifted.
     (15) Represents stock appreciation rights Mr. La Duc received from MAXXAM with respect to MAXXAM's common stock.





     OPTION/SAR GRANTS TABLE

               The following table sets forth certain information concerning options to purchase KAC common stock granted in fiscal year 1993 to any of the named executive officers, of which there was only one:

                                                                                          Grant
                                    Individual Grants                                   Date Value

                (a)               (b)           (c)           (d)           (e)            (f)

                                             % of Total
                                 Number       Options/
                             of Securities      SARS                                      Grant
                               Underlying    Granted to   Exercise or                      Date
                              Options/SARs Employees in   Base Price     Expiration      Present
               Name            Grants (#)     1993(1)      ($/Share)        Date       Value $ (1)

     George T. Haymaker, Jr.    100,000        15%             $7.25    05/18/2003     $   412,000

     --------------------
     (1)  Valuation utilizing Black-Scholes Option Price Model using the following assumptions:  5-year monthly volatility since Jul
     1991, 5.92% risk-free rate (10-year Government Bond), no dividend yield and 10-year exercise or expiration date.  No adjustment were made for non-transferability or risk of forfeiture.

               Mr. Haymaker's options set forth in the tables above and below were granted under the Plan upon such plan being approved by the KAC's stockholders in May 1993. The Company's stockholders approved the Plan in June 1993. The options to purchase shares of KAC's common stock vest 20% on the anniversary date of the grant and an additional 20% on each anniversary date thereafter until fully vested.

     OPTION/SAR EXERCISES AND FISCAL YEAR END VALUE TABLE

               The table below provides information on an aggregated basis concerning each exercise of stock options (or tandem SARs) and freestanding SARs during the fiscal year ended December 31, 1993 by each of the named executive officers, of which there were none, and the 1993 fiscal year-end value of unexercised options and SARs.



                  (A)                      (B)              (C)                     (D)                             (E)
                                                                           NUMBER OF UNEXERCISED           VALUE OF UNEXERCISED
                                                                               OPTIONS/SARS              IN-THE-MONEY OPTIONS/SARS
                                                                              AT YEAR END (#)           AT FISCAL YEAR-END ($) (2)
                                    SHARES ACQUIRED ON     VALUE
                  NAME               EXERCISE (#) (1)   REALIZED ($)    EXERCISABLE   UNEXERCISABLE     EXERCISABLE    UNEXERCISABLE
     George T. Haymaker, Jr.                     --             --             -0-         100,000          $-0-(2)     $175,000(2)
     John T. La Duc                              --             --           2,000           8,000        17,750(3)       71,000(3)
     Anthony R. Pierno                           --             --          26,000           7,000        53,250(3)       17,750(3)

     --------------------
     (1)  If no shares received, the number reflected, if any, represents the number of securities with respect to which options/SAR were exercised.
     (2)  Valued at $9.00, the closing price of KAC's common stock on the New York Stock Exchange on December 31, 1993, less exercis price.
     (3)  Valued at $36.875, the closing price of MAXXAM's common stock on the American Stock Exchange on December 31, 1993, less exercise price.


               The SARs set forth in the above table for Messrs. La Duc and Pierno were granted under MAXXAM's 1984 Phantom Share Plan. The SARs are exercisable for cash, MAXXAM common stock or a combination thereof at the discretion of MAXXAM's Board of Directors, and vest with respect to 20% on the anniversary date of the grant and an additional 20% on each anniversary date thereafter until fully vested.

     PENSION PLAN TABLE

               The Company maintains a qualified, defined-benefit Retirement Plan (the "Kaiser Retirement Plan") for salaried employees of the Company and co-sponsoring subsidiaries who meet certain eligibility requirements.

     The table below shows estimated annual retirement benefits payable under the terms of the Kaiser Retirement Plan to participants with the indicated years of credited service. These benefits are reflected without reduction for the limitations imposed by the Internal Revenue Code of 1986, as amended (the "Code") on qualified plans and before adjustment for the Social Security offset, thereby reflecting aggregate benefits to be received under the Kaiser Retirement Plan and the Kaiser Supplemental Benefits Plan (as defined below).

                                                  Years of Service
          Annual
       Remuneration        15             20             25             30             35

           $125,000        $28,125        $37,500        $46,875        $56,250        $65,625

            150,000         33,750         45,000         56,250         67,500         78,750
            175,000         39,375         52,500         65,625         78,750         91,875

            200,000         45,000         60,000         75,000         90,000        105,000

            225,000         50,625         67,500         84,375        101,250        118,125
            250,000         56,250         75,000         93,750        112,500        131,250

            300,000         67,500         90,000        112,500        135,000        157,500
            400,000         90,000        120,000        150,000        180,000        210,000

            450,000        101,250        135,000        168,750        202,500        236,250

            500,000        112,500        150,000        187,500        225,000        262,500
            600,000        135,000        180,000        225,000        270,000        315,000

            720,000        162,000        216,000        270,000        324,000        378,000


     The estimated annual retirement benefits shown are based upon the assumptions that current Kaiser Retirement Plan provisions remain in effect, that the participant retires at age 65, and that the retiree receives payments based on a straight life annuity for his lifetime. Messrs. Hutchcraft, La Duc and Bonn had 37.8, 24.3 and 26.5 years of credited service, respectively, on December 31, 1993. Monthly retirement benefits, except for certain minimum benefits, are determined by multiplying years of credited service (not in excess of 40) by the difference between 1.50% of average monthly compensation for the highest base period (of 36, 48 or 60 consecutive months, depending upon compensation level) in the last 10 years of employment and 1.25% of monthly primary Social Security benefits.

               The compensation covered by the Kaiser Retirement Plan includes base salary and bonus payments. Mr. Hutchcraft had compensation covered by the Kaiser Retirement Plan in 1993 of $450,000, which differed by more than 10% from that set forth in the Summary Compensation Table (column
     (c) plus column (d) thereof). Mr. Hutchcraft's accrued vacation pay for 1993 did not qualify as compensation for purposes of the Kaiser Retirement Plan.

               Participants are entitled to retire and receive pension benefits, unreduced for age, upon reaching age 62 or after 30 years of credited service. Full early pension benefits (without adjustment for Social Security offset prior to age 62) are payable to participants who are at least 55 years of age and have completed 10 or more years of pension service (or whose age and years of pension service total 70) and who have been terminated by the Company or an affiliate for reasons of job elimination or partial disability. Participants electing to retire prior to age 62 who are at least 55 years of age and have completed 10 or more years of pension service (or whose age and years of pension service total at least 70) may receive pension benefits, unreduced for age, payable at age 62 or reduced benefits payable earlier. Participants who terminate their employment after five years or more of pension service, or after age 55 but prior to age 62, are entitled to pension benefits, unreduced for age, commencing at age 62 or actuarially reduced benefits payable earlier. For participants with five or more years of pension service or who have reached age 55 and who die, the Kaiser Retirement Plan provides a pension to their eligible surviving spouses. Upon retirement, participants may elect among several payment alternatives including, for most types of retirement, a lump-sum payment. Mr. Hutchcraft elected to receive such lump-sum payment in the amount of $1,086,328 upon his retirement as reflected in column (i) of the Summary Compensation Table.

          All executive officers who are also employees and other regular employees of MAXXAM automatically participate in the MAXXAM Pension Plan (the "Pension Plan"), a noncontributory, funded plan. Benefits equal the sum of an employee's "past service benefit" and "future service benefit." Benefits are based on an employee's base salary or wages, plus overtime (excluding bonuses, commissions, incentive compensation and all other extra compensation).

               Under the Pension Plan, the annual past service benefit is the greatest of

               (i)  benefits accrued under the plan through December 31, 1986,

               (ii) the product of (a) the sum of 0.8% of the participant's Past Service Compensation Base (as defined), plus 0.8% of his Past Service Compensation Base in excess of $15,000 multiplied by (b) his credited years of service prior to January 1, 1987, or

               (iii) the product of 1.2% of his Past Service Compensation Base multiplied by his credited years of service prior to January 1, 1987.

               For 1987 and 1988, the annual future service benefit equaled 1.6% of an employee's compensation up to two thirds of the Social Security wage base, plus 2.4% of any remaining compensation. Effective January 1, 1989, the annual future service benefit equals 1.75% of an employee's compensation for each year of participation, plus 0.6% of the employee's compensation in excess of $10,000.

               The amount of an employee's aggregate compensation that may be included in benefit computations under the Pension Plan is limited to $235,840 for 1993. This amount is reduced to $150,000 beginning in 1994. Benefits are generally payable as a lifetime annuity or, with respect to married employees, as a 50% joint and survivor annuity, or, if the employee elects (with spousal consent), in certain alternative annuity forms. Benefits under the Pension Plan are not subject to any deductions for Social Security or other offsets. The covered compensation for 1993 and credited years of service as of December 31, 1993 for the Pension Plan and estimated annual benefits payable upon retirement at normal retirement age for the named executive officers (other than those compensated by the Company who do not participate in the Pension Plan), of which there was only one, were as follows: Mr. Pierno: $235,840--4 years--$35,783.

               The projected benefits shown above were computed as lifetime annuity amounts, payable beginning at age 65. The benefit amounts reflect a covered compensation limit of $150,000 for 1994 and subsequent years under Section 401(a)(17) of the Code. In addition, the amounts reflect a maximum benefit limit of $118,800 for 1994 and subsequent years (with early retirement reductions where applicable) that is placed upon annual benefits that may be paid to a participant in the Pension Plan at retirement under Section 415 of the Code. Combined plan limits applicable to employees participating in both defined contribution and defined benefit plans have not been reflected.

               Kaiser Supplemental Benefits Plan

               The Company maintains an unfunded, non-qualified Supplemental Benefits Plan (the "Kaiser Supplemental Benefits Plan"), the purpose of which is to restore benefits which would otherwise be paid from the Kaiser Retirement Plan or the Supplemental Savings and Retirement Plan, a qualified Section 401(k) plan (the "Kaiser Savings Plan"), were it not for the limitations imposed by the Code. Participation in the Kaiser Supplemental Benefits Plan includes all employees of the Company and its subsidiaries whose benefits under the Kaiser Retirement Plan and Kaiser Savings Plan are likely to exceed the maximum dollar limitations imposed by the Code. Eligible participants are entitled to receive the equivalent of the Kaiser Retirement Plan and Kaiser Savings Plan benefits which they may be prevented from receiving under those plans because of Code limitations. Mr. Hutchcraft received a benefit payment in the amount of $1,890,765 upon retirement under the Kaiser Supplemental Benefits Plan, as reflected in column (i) of the Summary Compensation Table.

               Kaiser Termination Payment and Benefits Continuation Policy

               Most full-time salaried employees of the Company are eligible for benefits under an unfunded termination policy if their employment is involuntarily terminated, subject to a number of exclusions. The policy provides for lump sum payments after termination ranging from one-half month's salary for less than one year of service graduating to eight months' salary for 30 or more years of service. The amounts payable to Messrs. La Duc and Bonn under the policy if they had been involuntarily terminated on December 31, 1993 would have been $120,000 and $126,175, respectively.

               MAXXAM Supplemental Executive Retirement Plan

               Effective March 8, 1991, MAXXAM adopted an unfunded non qualified Supplemental Executive Retirement Plan (the "SERP"). The SERP provides that participants are entitled to receive benefits which would have been payable to such participants under the Pension Plan except for the limitations imposed by the Code. Participants in such plan are selected by MAXXAM's Board of Directors or are entitled to participate by virtue of provisions in their employment agreements. Only one executive officer of the Company, Mr. Pierno, was entitled to receive benefits under the SERP during 1993.

               The following projections for Mr. Pierno are based on the same assumptions as utilized in connection with the Pension Plan projections above. The 1994 qualified plan pay limit ($150,000) and benefit limit ($118,800) are reflected for all years in the future. In addition, no future increases in the participant's covered compensation amount from the 1993 levels are assumed.




      COVERED COMPENSATION FOR 1993:
                Qualified Plan                                   $  235,840

                Nonqualified Plan                                    85,392
                                                                -----------
                     Total                                       $  321,232
                                                                ===========

      CREDITED YEARS OF SERVICE AS OF DECEMBER 31, 1993                   4

      PROJECTED NORMAL RETIREMENT BENEFIT:

                Qualified Plan                                   $   35,873

                Nonqualified Plan                                    18,778
                                                                -----------
                     Total                                       $   54,561
                                                                ===========


     EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL ARRANGEMENTS

               Pursuant to an employment agreement dated October 1, 1992, A. Stephens Hutchcraft, Jr. held the position of President of the Company and KAC, and from January 1, 1993 through December 31, 1993, Mr. Hutchcraft also became the Chairman and Chief Executive Officer of the Company and KAC. Mr. Hutchcraft's agreement provided for a 1993 base salary of $450,000 and for termination of his participation in the LTIP as of December 31, 1992, with payment of his estimated account balance thereunder on December 31, 1992 with any adjustment from estimated to actual balance determined after preparation of audited financial statements for 1992, to be made on or about April 10, 1993. Pursuant to this agreement, Mr. Hutchcraft was paid $1,358,000 on December 31, 1992 and $18,874 on April 8, 1993 on account of his LTIP account balance. Also, Mr. Hutchcraft was paid $100,000 upon his retirement under Section
     4.5 of his employment agreement, which provided for additional retirement benefits based on a formula, subject to a $100,000 maximum. Prior to the time of his election as Chairman of the Board and Chief Executive Officer of the Company and KAC, Mr. Hutchcraft served as Chief Operating Officer in addition to President of the Company and KAC and his compensation was established pursuant to the base salary program and bonus plan for executives and managers of the Company generally, as described below, and based on certain performance factors. See "Compensation Committee Report on Executive Compensation." The compensation set forth in Mr. Hutchcraft's agreement was also established in recognition of his previous compensation history, in anticipation of his new additional responsibilities as Chairman of the Board, his personal leadership qualities and industry expertise widely recognized in the Company and in the aluminum industry, and also as an incentive to Mr. Hutchcraft to continue in the employ of the Company. Upon his retirement as of December 31, 1993, Mr. Hutchcraft received payments under the Kaiser Retirement Plan and the Kaiser Supplemental Benefits Plan, as reflected in column (i) of the Summary Compensation Table.

               On April 1, 1993, the Company and KAC entered into an employment agreement with Mr. George T. Haymaker, Jr. pursuant to which Mr. Haymaker joined the Company and KAC in May 1993 as President and Chief Operating Officer until he was named Chairman and Chief Executive Officer of the Company and KAC effective January 1, 1994 upon Mr. Hutchcraft's retirement. Mr. Haymaker's agreement has a term of five (5) years, provides for a base salary of $450,000 per annum and a bonus target of 50% of his salary beginning fiscal year 1994. Mr. Haymaker was not paid a bonus for calendar 1993 pursuant to the terms of the agreement. Any bonus actually awarded for 1994 or thereafter could be less or greater than the target level, depending upon corporate performance as compared to corporate plan objectives, as well as individual performance. Pursuant to Mr. Haymaker's agreement, he received an initial award under the Plan upon its approval by stockholders of options to purchase up to 100,000 shares of KAC's common stock at its fair market value on the date of the award. Such options vest 20% per year for a period of five (5) years and are reflected in the Summary Compensation Table.

               In the event of a change of control of the Company or KAC which within one year thereafter adversely affects Mr. Haymaker's title, position, duties, responsibilities or compensation, Mr. Haymaker's employment agreement provides that he may elect to be deemed terminated without cause, and therefore, entitled to a severance payment in an amount equal to two times his base annual salary reduced by any payment made as discussed under "Pension Plan Table--Kaiser Termination Payment and Benefits Continuation Policy" above. Additionally, in the event of such termination, Mr. Haymaker's options for 100,000 shares of KAC's common stock shall fully vest.

               Mr. Haymaker's employment agreement further provides that he vests 20% per year in an unfunded non-qualified supplemental benefit, payable at retirement after age 62, equal to a benefit determined as if his Kaiser Retirement Plan pension were based on his aggregate service with the Company and a prior employer (25 years), less his pension from that prior employer and any retirements from the Company.

               Mr. Pierno and MAXXAM entered into a five-year employment agreement effective as of March 8, 1990. Pursuant to the terms of the agreement, Mr. Pierno was entitled during 1993 to a base salary of $321,232 per year, which amount is increased annually by an amount not less than the increase in the Consumer Price Index for that year. The agreement provided for a bonus for the year 1992 in an amount not less than 75% and not more than 125% of Mr. Pierno's then base salary. Although the agreement specifies no bonus percentage for the years 1993 and 1994, a bonus as reflected in the Summary Compensation Table was paid during 1993, and in the employment agreement MAXXAM expresses an intent to pay a bonus during 1994 in the same percentage range. The agreement also entitles Mr. Pierno to participate in employee benefit plans and programs applicable to senior executives of MAXXAM.

               Mr. La Duc held the positions of Vice President and Chief Financial Officer of the Company and KAC and Senior Vice President and Chief Financial Officer of MAXXAM pursuant to an employment agreement among MAXXAM, the Company and Mr. La Duc, which commenced September 26, 1990, and expired December 31, 1993. The employment agreement provided for an initial base salary of $190,000, with any increases at the discretion of the Company and MAXXAM. Currently, Mr. La Duc continues in his employment in such positions with the Company, KAC and MAXXAM. Subject to limitations pursuant to the LTIP, an annual bonus may be paid under the terms of the Company's bonus plan. Mr. La Duc is eligible to participate in the employee benefit plans and programs maintained by the Company, as from time to time in effect, applicable to senior executives of the Company, including, but not limited to, the Plan.

               The Company and MAXXAM entered into an employment agreement with Mr. Joseph A. Bonn, Vice President, Planning and Administration of the Company and KAC. The employment agreement has a term of three years ending June 30, 1994, and provides for an initial base salary of $210,000, which has and may increase at the discretion of the Company and MAXXAM. Subject to limitations pursuant to the LTIP, an annual bonus may be paid under the terms of the Company's bonus plan. Any annual bonus amounts payable under the employment agreement will be reduced by the amount of any directorship fees (during the year for which the annual bonus is paid) received by Mr. Bonn in respect of board memberships held at the request of the Company or MAXXAM. Mr. Bonn is eligible to participate in the employee benefit plans and programs maintained by the Company, as from time to time in effect, applicable to senior executives of the Company, including, but not limited to, the Plan.

                           COMPENSATION COMMITTEE REPORT
                                         ON
                               EXECUTIVE COMPENSATION

               The members, the names of whom this report appears over, served on the Company's Compensation Committee during all of 1993. The Company's parent, Kaiser Aluminum Corporation ("KAC"), has the same members on its Committee. Although certain plans or programs in which executive officers of the Company participate are jointly sponsored by the Company and KAC, executive officers of the Company are directly employed and compensated by the Company. References to the "Company" made in the remainder of this report of the Committee are deemed to include KAC as well as the Company. The Committee reviews and approves proposals which cover the initiation, modification or termination of benefit plans, salaries or other compensation except where such functions are performed by a plan committee, a board of directors of a subsidiary of the Company or as covered by collective bargaining arrangement or other binding contract.

               In performing its responsibilities, the Committee frequently obtains reports and/or recommendations from management, particularly from the Company's President and its Vice President-Planning and Administration, and from time to time and on an ad hoc basis, reports, studies or recommendations from outside compensation consulting firms. Generally, the Committee holds regular meetings in connection with the regular meetings of the board of directors, which are usually four times per year, and meets more frequently during the third and fourth quarters of the year. The Committee's actions with respect to salary, bonus and other elements of executive compensation are generally effectuated as of the first of the calendar year and approved by the Committee as early as September and as late as January. The Company's compensation philosophy consists of three key priorities:

                    Cash flow and profit enhancement - Compensation programs are designed to support the primary corporate objective of long-term cash flow and profit generation. Both annual and longer term variable compensation programs are utilized and designed to emphasize performance measures that contribute to long-term cash flow and corporate profits generation.

                    Business unit orientation - Sensitivity to various of the Company's decentralized business units requires a development of operational objectives at major business component units.

                    Incentive emphasis - Strong emphasis is placed on incentives, so that compensation can, to the degree possible, reward an individual's efforts to achieve the short- and long-term objectives of the unit or function for which he or she has responsibilities.

     COMPENSATION POLICIES FOR EXECUTIVE OFFICERS

               The Company's compensation of its executive officers is administered in an overall program which includes the managers and other key employees of its six operating divisions. Under the direction of the Committee, management prepares recommendations for the Committee based, generally, on the following methodology:

                    Comparator Companies - Using a data base, a select group of approximately 20 companies is used as a primary comparator group. The group indexes a mix of major customers, suppliers, competitors and regionally equivalent comparable companies. Two of the three companies that make up the S&P 500 Aluminum Industry Index are included in this group. These companies usually range in size from $1 billion to about $13 billion in assets. They typically average $4 billion in annual revenues. The data are size-adjusted to allow comparisons to the Company based on revenues.

                    Position Matching - The Company develops a description of various key positions and their major responsibilities. These include the scope of the job as indicated by unit sales levels, number of employees, production levels, reporting level and other relevant factors. These positions are matched to data base descriptions to insure an accurate match to reasonably comparable positions at comparative companies.

                    Annual Bonus Incentives - The Company maintains a bonus plan for officers and managers which was first approved by stockholders in 1967. It was last materially amended in 1989. Early in each year, a target bonus award, based on the Company's target financial and operating plan for the year, is established. In establishing the target, target bonus levels at comparator companies are reviewed, and the target (as a percent of base compensation) is established at approximately the median of the target bonus levels of comparator companies. Performance above expected levels can result in above average bonus payments. Performance is viewed not only in terms of earnings, but also within the context of industry trends, possible longer term impacts of objectives achieved, progress toward multi-year, general corporate objectives, leadership, and performance of both regularly assigned duties and extraordinary contributions. The Committee, pursuant to the bonus plan, identifies officers and management personnel of the Company who, by their services, ability, diligence and ingenuity make direct and important contributions to the Company's profits, performance, growth and continued success and authorizes bonus awards payable in cash to such persons.

               The Company's general compensation objectives for executives are: (i) to pay base salaries in approximately the 45th to 50th percentile of its competitive market, (ii) to utilize bonus awards as incentives (iii) to allow extra compensation for above average performance and effort, (iv) to provide long-term incentives which will result in opportunities for executives and key managers to realize personal rewards from good long-term performance, (v) to pay other benefits generally in the 50th percentile of its comparative market, and
     (vi) to provide executive perquisites which are at or slightly below its competitive market level. In determining recommendations to the Committee for bonus payments to be paid, the Company's Management considers certain performance weighing factors. For example, the Chief Executive Officer bonus recommendation is based 75% on corporate objectives and performance and 25% on individual performance; corporate staff executives' bonus recommendations are based 50% on corporate objectives and performance and 50% on individual performance; and business unit managers' and heads of major plants' bonus recommendations are based 25% on corporate objectives and performance, 25% on individual performance, and 50% on business unit or plant objectives and performance. Elements of corporate performance considered include a comparison of production and financial results for a period both with the planned production and financial results for the period and with production and financial results of competitors within the aluminum industry for the period. Elements of individual performance considered include a comparison of an individual's planned objectives in areas such as safety, quality, on-time performance, budget, development and implementation of strategic plans, and other projects. Consideration of such factors, and giving the relative weight to such factors described above, forms the basis for the determination of whether bonuses will be paid for a period and of the amount of any such bonuses. Based principally on the determination that the Company's financial performance was lower than its planned financial performance and the performance of its competitors in the aluminum industry for 1993, it was determined that, with one exception, the Company or KAC would not pay bonuses in 1993.
     One bonus was paid to an executive officer (who is not named in the Summary Compensation Table) because a business unit's performance exceeded its plan goals. Two named executive officers received bonuses from MAXXAM.

     DISCRETION OF THE COMMITTEE

               After receiving and considering the recommendations of management, the Committee may consider whatever additional or other factors it deems to be relevant or appropriate to consider in establishing or approving compensation levels for executives. Among such factors may be the cost of living, the establishment of bonus targets as a percentage of salary, and related quantitative factors. The Committee is also mindful that the Company is largely involved in the production and sales of a commodity for which there is a world-wide market and price structure and therefore considers not only absolute performance but performance within the context of the world markets and performance of competitive companies. The Committee considers that activities in one year may relate to results or growth in another year and that services provided in difficult times may be more exacting, in some respects, than those provided in years in which markets provide higher prices, stronger demand and higher earnings. The Committee also recognizes that the duties of some executive employees may be more directly linked to short-term revenues or earnings than others, and that the support provided in some functions may enable the efforts of others to be more successful. With respect to compensation levels for 1993, the Committee considered the depressed world and domestic aluminum industry conditions, the slightly higher performance in general of the Company's competitors in the aluminum industry, the Company's performance was lower than its plan, and non-controllable events or conditions such as the world-wide glut of supply affecting the aluminum industry as well as the Company's performance and financial results. After such consideration, the Committee determined that, in general, 1994 salaries would be kept at 1993 levels. The Committee typically makes its final compensation determinations in an "Executive Session" at which time it excludes all non-Committee members which may be affected by the action or decision.

     STOCK/OPTION PLAN

               During 1993, the board of directors of the Company adopted, and the stockholders of the Company approved, the Kaiser 1993 Omnibus Stock Incentive Plan (the "Plan"). The Plan is utilized to provide those persons who have substantial responsibility for management and growth of the Company with an opportunity to increase their ownership of Common Stock, stock options or related types of benefits. The Plan is used as the primary long-term incentive program for officers, key employees and middle managers of the Company. Grants were made under the Plan in 1993 in order to provide long-term retention and performance incentives to the recipients of the grants. The size of the grants was determined based upon surveys of jobs at comparator companies similar to the jobs of the recipients, in order to determine the percentage of compensation for such jobs that represented long-term incentive compensation. The value calculated by applying the median of such percentages to each recipient's base compensation was converted into options for shares of the Company's stock based upon an approximation of the value of such options for the thirty days preceding the grant.

     EMPLOYMENT AGREEMENTS

               From time to time and for various reasons, management and the board of directors has deemed it appropriate to enter into specific employment agreements with certain executive officers. Such agreements may relate, for example, to the further retention of the officer or a commitment by the officer to relocate to another location. Where such agreements are made, they are negotiated by the Company's General Counsel, or his designee under the supervision of the Committee and reviewed and approved by the board of directors or the Committee. In making its compensation decisions and in negotiating and approving such employment contracts, the Committee is mindful of the Company's overall corporate objectives and its compensation objectives described above as well as the circumstances making the employment agreement an appropriate compensation mechanism. Such employment agreements generally range in term from one to five years. During 1993, Messrs. Hutchcraft, La Duc and Bonn were employed under employment agreements as discussed under the heading, "Employment Contracts, Termination of Employment and Change-in-Control Arrangements."

     COMPENSATION OF THE CHIEF EXECUTIVE OFFICER FOR THE LAST COMPLETED FISCAL YEAR

               A. Stephens Hutchcraft, Jr. served as the Chairman of the Board and Chief Executive Officer ("CEO") of the Company until his retirement effective December 31, 1993. Mr. Hutchcraft was employed pursuant to a written employment agreement which was entered into as of October 1, 1992. His 1993 base salary of $450,000 was established at the time of his employment agreement with the Company pursuant to the base salary program and bonus plan for executives and managers for the Company generally and, in part, on a level of compensation in recognition of his previous compensation history, the assumption of additional responsibilities as Chairman of the Board, his leadership qualities and industry expertise widely recognized in the Company and in the aluminum industry, and as an incentive to continue in the employ of the Company. Mr. Hutchcraft received a 12.5% increase in his 1993 annual salary over his 1992 salary. This increase was not based on the Company's 1992 performance but on the factors previously stated.

     Mr. Hutchcraft's LTIP payouts in 1991 and 1992 as shown in the Summary Compensation Table represent the bulk of his benefit under the Company's LTIP and was paid by virtue of participation percentages therein granted to Mr. Hutchcraft as a long-term incentive in 1989.

     COMPLIANCE WITH INTERNAL REVENUE CODE SECTION 162(M)

               Section 162(m) of the Code, enacted in 1993, generally disallows a tax deduction to public companies for compensation over $1 million paid to the Chief Executive Officer and four other most highly compensated executive officers of such corporations. Qualifying performance-based compensation will not be subject to the deduction limit if certain requirements are met. No current action on the part of the Company has been taken for 1994 in response to such Section 162(m) and the proposed regulations thereunder. The Company does not expect Section 162(m) of the Code to have a material impact upon the deductibility of compensation paid to its covered executives during 1994. The Company currently intends to structure the performance-based portion of the compensation of its executive officers (which currently consists of stock option grants and the discretionary annual bonuses described above) in a manner that complies with the new statute and proposed regulations (or as finalized) thereunder for those executive officers of the Company prior to such fiscal year as such officers may become subject to such deduction limitation.


                                             Compensation Committee
                                             of the Board of Directors


                                             Ezra G. Levin, Chairman
                                             Robert Marcus

     COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

               No member of the Compensation Committee of the Board of Directors of the Company was, during the 1993 fiscal year, an officer or employee of the Company or any of its subsidiaries, or was formerly an officer of the Company or any of its subsidiaries or, other than Mr. Levin, had any relationships requiring disclosure by the Company under
     Item 404 of Regulation S-K. Mr. Levin served on the Company's Compensation Committee and Board during 1993. Mr. Levin is also a partner in the law firm of Kramer, Levin, Naftalis, Nessen, Kamin & Frankel, which provided legal services for the Company and its subsidiaries during 1993.

               During the Company's 1993 fiscal year, no executive officer of the Company served as (i) a member of the compensation committee (or other board committee performing equivalent functions) of another entity, one of whose executive officers served on the Compensation Committee of the Board of Directors, (ii) a director of another entity, one of whose executive officers served on the Compensation Committee of the Company, or (iii) a member of the compensation committee (or other board committee performing equivalent functions) of another entity, one of whose executive officers served as a director of the Company.

                                CERTAIN TRANSACTIONS

               For periods through June 30, 1993, KAC and its subsidiaries (including the Company) were members of an affiliated group of corporations (an "Affiliated Group") within the meaning of Section 1504 of the Code, of which MAXXAM is the common parent corporation (the "MAXXAM Tax Group"). Effective July 1, 1993, KAC and its subsidiaries are no longer members of the MAXXAM Tax Group (the "Deconsolidation") but are members of a new Affiliated Group of which KAC is the common parent corporation (the "New Kaiser Tax Group"). The taxable income and loss and tax credits for KAC and its subsidiaries for the period January 1, 1993 through June 30, 1993, will be included in the 1993 MAXXAM Tax Group consolidated Federal income tax return (the "MAXXAM 1993 Tax Return"). For periods beginning on or after July 1, 1993 (the "Post Deconsolidation Periods"), the taxable income and loss and tax credits for KAC and its subsidiaries will be included in the consolidated Federal income tax returns to be filed for the New Kaiser Tax Group.

               As a consequence of the Deconsolidation, the KACC Tax Allocation Agreement (as defined below) and the Kaiser Tax Allocation agreement (as defined below) (collectively, the "Tax Allocation Agreements") terminated pursuant to their terms, effective with respect to Post Deconsolidation Periods. The provisions of the Tax Allocation Agreements will continue to govern taxable periods ending before the date of the Deconsolidation (the "Pre Deconsolidation Periods"). Therefore, payments or refunds may still be required by or payable to the Company or KAC under the Tax Allocation Agreements for Pre Deconsolidation Periods due to the final resolution of audits, amended returns and related matters with respect to such Pre Deconsolidation Periods. However, the Company's and KAC's credit agreement dated as of February 15, 1994 (the "Credit Agreement") prohibits any payments by the Company to MAXXAM pursuant to the KACC Tax Allocation Agreement after February 15, 1994, however, MAXXAM may offset amounts owing to it against amounts owed by it under the KACC Tax Allocation Agreement, and the Company may make certain payments that are required as a result of audits of MAXXAM's tax returns and only to the extent of any amounts paid after February 15, 1994 by MAXXAM to the Company under the KACC Tax Allocation Agreement. To the extent the New Kaiser Tax Group generates unused tax losses or tax credits in Post Deconsolidation Periods, such amounts will not be available to obtain refunds of amounts paid by the Company or KAC to MAXXAM for Pre Deconsolidation Periods pursuant to the Tax Allocation Agreements. It is anticipated that such losses and credits will be carried forward to offset future Federal income taxes payable by the New Kaiser Tax Group.

               Any unused tax attribute carryforwards existing as of the date of the Deconsolidation under the terms of the Tax Allocation Agreements will be eliminated and will not be available to offset Federal income tax liabilities of the New Kaiser Tax Group for Post Deconsolidation Periods. Upon the filing of the MAXXAM 1993 Tax Return, the tax attribute carryforwards of the MAXXAM Tax Group as of December 31, 1993 will be apportioned in part to the New Kaiser Tax Group, based upon the provisions of the relevant consolidated return regulations. It is anticipated that the amounts of such tax attribute carryforwards apportioned to the New Kaiser Tax Group will approximate or exceed the amounts of tax attribute carryforwards eliminated under the Tax Allocation Agreements. Although the amounts of tax attribute carryforwards apportioned to the New Kaiser Tax Group will be determined as of December 31, 1993, they will be available as of the date of the Deconsolidation, subject to certain limitations, to reduce Federal income taxes payable by the New Kaiser Tax Group for Post Deconsolidation Periods.

               In 1989, the Company and MAXXAM entered into a tax allocation agreement (the "KACC Tax Allocation Agreement"). Pursuant to the terms of the KACC Tax Allocation Agreement, MAXXAM pays any consolidated Federal income tax liability for the MAXXAM Tax Group. The Company is liable to MAXXAM for the Federal income tax liability of the Company and its subsidiaries (collectively, the "KACC Subgroup") computed as if the KACC Subgroup were a separate Affiliated Group which was never affiliated with the MAXXAM Tax Group (taking into account all limitations under the Code and regulations applicable to the KACC Subgroup), except that the KACC Subgroup excludes interest income received or accrued on an intercompany note issued by the Company in connection with a financing consummated in December 1989 (the "KACC Subgroup's Separate Income Tax Liability"). To the extent such calculation results in a net operating loss or a net capital loss or credit which the KACC Subgroup could have carried back to a prior taxable period under the principles of Sections 172 and 1502 of the Code, MAXXAM pays to the Company an amount equal to the tax refund to which the Company would have been entitled (but not in excess of the aggregate amount previously paid by the Company to MAXXAM for the current year and the three prior years). If such separately calculated net operating loss or net capital loss or credit of the KACC Subgroup cannot be carried back to a prior taxable year of the KACC Subgroup for which the KACC Subgroup paid its separate tax liability to MAXXAM, the net operating loss or net capital loss or credit becomes a loss or credit carryover of the KACC Subgroup to be used in computing the KACC Subgroup's Separate Income Tax Liability for future taxable years. The same principles are applied to any consolidated or combined state or local income tax returns filed by the MAXXAM Tax Group with respect to the Company and its subsidiaries. Although, under Treasury regulations, all members of the MAXXAM Tax Group, including the members of the KACC Subgroup, are severally liable for the MAXXAM Tax Group's Federal income tax liability for all of 1993 and applicable prior periods, under the KACC Tax Allocation Agreement, MAXXAM indemnifies each KACC Subgroup member for all Federal income tax liabilities relating to taxable years during which such KACC Subgroup member was a member of the MAXXAM Tax Group, except for payments required under the KACC Tax Allocation Agreement.

               During 1992, under the KACC Tax Allocation Agreement, the Company made a payment to MAXXAM of $28.0 million in respect of the year ended December 31, 1991. The eighth amendment dated as of January 7, 1993 (the "Eighth Amendment") to KAC's and the Company's former credit agreement (the "1989 Credit Agreement") prohibited the payment by the Company to MAXXAM of any additional amounts due under the KACC Tax Allocation Agreement until December 15, 1994. Therefore, amounts payable by the Company to MAXXAM with respect to the year ended December 31, 1992 have not yet been paid. The Company has recorded tax losses and tax credits for the period January 1, 1993 through June 30, 1993, and such losses and credits will be carried back to prior taxable periods under the terms of the KACC Tax Allocation Agreement. It is estimated that MAXXAM owes the Company approximately $7.0 million for this period, net of amounts owed by the Company to MAXXAM with respect to the year ended December 31, 1992.

               In 1991, MAXXAM also entered into a tax allocation agreement with KAC (the "Kaiser Tax Allocation Agreement"). Pursuant to the terms of the Kaiser Tax Allocation Agreement, the Federal income tax liability of KAC and its subsidiaries (collectively, the "Kaiser Subgroup") is computed using the same principles used in the KACC Tax Allocation Agreement to determine the KACC Subgroup's income tax liability. To the extent such tax liability ("Kaiser's Separate Income Tax Liability") for any applicable period exceeds the KACC Subgroup's Separate Income Tax Liability for such period, KAC is obligated to pay the amount of such difference to MAXXAM. To the extent that Kaiser's Separate Income Tax Liability for any applicable period is less than the KACC Subgroup's Separate Income Tax Liability for such period, MAXXAM is obligated to pay the amount of such difference to KAC (but not in excess of the aggregate net amount previously paid by KAC and the Company to MAXXAM for the current year and the three prior years). The foregoing principles also are applied to any consolidated or combined state or local income tax returns filed by the MAXXAM Tax Group with respect to KAC. While KAC is severally liable for the MAXXAM Tax Group's Federal income tax liability for all of 1993 and applicable prior periods, pursuant to the Kaiser Tax Allocation Agreement, MAXXAM indemnifies KAC according to the same principles as those applied to KACC Subgroup members under the KACC Tax Allocation Agreement.

               During 1992, under the Kaiser Tax Allocation Agreement, MAXXAM made a payment to KAC of $45,000 in respect of the year ended December 31, 1991. KAC estimates the amounts due from MAXXAM to it in respect of the year ended December 31, 1992 and for the period January 1, 1993 through the date of the Deconsolidation to be approximately $84,000 and $42,000, respectively.

               Under the current consolidated return regulations, the Deconsolidation caused certain tax basis adjustments and the recognition of certain types of taxable income (including amounts that were previously deferred), none of which the Company believes to be material.

               On June 30, 1993, the Company and KAC entered into a tax allocation agreement (the "New Tax Allocation Agreement") effective for Post Deconsolidation periods. The terms of the New Tax Allocation Agreement are identical in all material respects to those of the KACC Tax Allocation Agreement except that the Company is liable to KAC.

               The Company, KAC and MAXXAM have an arrangement pursuant to which they reimburse each other for certain allocable costs associated with the performance of services by their respective employees, and KAC and the Company also pays to MAXXAM amounts in respect of directors' fees for directors of the Company and KAC who are not employees of the Company and who are directors of MAXXAM. During 1993, the Company and KAC paid a total of approximately $2.0 million to MAXXAM pursuant to such arrangements and MAXXAM paid approximately $0.8 million to KAC and the Company pursuant to such arrangements.

               As a condition to the effectiveness of the Eighth Amendment, a subsidiary of MAXXAM made a loan to the Company on January 14, 1993 in the principal amount of $15.0 million evidenced by a promissory note (the "MAXXAM Note"). On June 30, 1993, the MAXXAM Note was exchanged for 2,132,950 $.65 Depositary Shares of KAC. KAC made a capital contribution of the MAXXAM Note to the Company, which resulted in the extinguishment of the MAXXAM Note.

               KAC did not declare any dividends on Common Stock during 1993.


               On December 15, 1992, the Company issued a note (the "PIK Note") to a subsidiary of MAXXAM in the principal amount of $2.5 million, representing the entire amount of a dividend received by such subsidiary in respect of the shares of KAC's common stock which it owned. The PIK Note bears interest, compounded semiannually, at a rate equal to 12% per annum, and is due and payable, together with accrued interest thereon, on June 30, 1995. The Company is not required to make any payment of principal of or interest on the PIK Note prior to June 30, 1995.
     However, to the extent not prohibited by the Credit Agreement, the Company may be required to prepay the PIK Note upon demand. The Credit Agreement currently prohibits the payment of principal and interest on the PIK Note except at the maturity thereof.

               In January 1994, MAXXAM entered into a commercial guaranty of payment (the "Guaranty") of a promissory note dated January 28, 1994, in the original principal amount of $150,000 from Mr. Anthony R. Pierno, Vice President and General Counsel of the Company, to Charter National Bank--Houston. The Guaranty is subject to an agreement between MAXXAM and Mr. Pierno that any payment by MAXXAM under the Guaranty shall be offset in like amount plus interest at 12% per annum from the date of payment on the Guaranty to the date of payment to MAXXAM by Mr. Pierno. Such offset may be made from any payments due Mr. Pierno from MAXXAM which lawfully may be the subject of such offset, including any payment under any compensation arrangement or employee benefit plan. The Guaranty was entered into by MAXXAM for the convenience of Mr. Pierno and replaces a previous guaranty with substantially the same terms entered into in February 1993 in respect of a promissory note dated January 28, 1993.

              Pursuant to the terms of Mr. Pierno's employment agreement with MAXXAM, his personal loans outstanding on the date of the agreement are forgiven at the rate of $15,000 per year beginning March 8, 1991, with any remaining balance being due and payable upon Mr. Pierno's termination of employment. At the time of the agreement, MAXXAM had loaned an aggregate of $150,000 at 6% interest to Mr. Pierno. The current principal balance on such loans as of March 15, 1994 was $90,000. Such loans are payable on demand, require monthly interest payments and are secured by real estate owned by Mr. Pierno. The agreement also provided for up to an additional $200,000 in loans to Mr. Pierno bearing interest at 6% per annum, with interest being payable monthly and principal being due December 15, 1994 (with prepayments due upon the exercise by Mr. Pierno of any SARs granted pursuant to the agreement or employee benefit plan).  All of such amount has been borrowed by Mr. Pierno.

               In July 1993, Mr. Wade purchased an approximate.42% interest in Sam Houston Race Park, Ltd. for $100,000. The right of Mr. Wade to purchase his interest was assigned to him by, and purchased from, a wholly owned subsidiary of MAXXAM. His purchase was made at the same time and at the same price as MAXXAM's purchase of its equity interest. In connection with Mr. Wade's purchase, MAXXAM advanced Mr. Wade $50,000 which was repaid within approximately ten days with a cash payment of $50,000, and loaned Mr. Wade $50,000 evidenced by an unsecured promissory note, interest on which is payable monthly at an annual rate of 6%. In December 1993, Mr. Wade repaid $30,000 of the outstanding principal balance of the note, leaving a balance of $20,000 outstanding. The note is payable upon the earliest to occur of July 20, 1998 or Mr. Wade's termination of employment with MAXXAM.

               Mr. Levin, a director of the Company, is a partner in the law firm of Kramer, Levin, Naftalis, Nessen, Kamin & Frankel, which provides legal services for KAC, the Company and its subsidiaries.

               In February 1992, Pittsburgh Forgings Company filed a voluntary corporate petition under Chapter 11, Title 11, of the United States Code in the United States Bankruptcy Court for the Western District of Pennsylvania. Mr. Rusen was the Chairman, President and Chief Executive Officer of Pittsburgh Forgings Company at such time.

               In October 1990, Amarlite Architectural Products, Inc. ("Amarlite") filed a voluntary corporate petition under Chapter 11, Title 11, of the United States Code in the United States Bankruptcy Court for the Northern District of Georgia. In December 1991, Amarlite obtained approval of its reorganization plan, which was funded and substantially consummated on January 14, 1992. Mr. Haymaker was Chief Executive Officer and a director of Amarlite during such period.


                 COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

               Based solely upon a review of such copies of Forms 3, 4 and 5 and any amendments thereto furnished to the Company with respect to its most recent fiscal year, and written representations from reporting persons that no Forms 5 were required, the Company believes that all filing requirements were complied with applicable to its officers, directors and greater than ten percent beneficial owners.

                                   OTHER MATTERS

     INDEPENDENT PUBLIC ACCOUNTANTS

               The Company has appointed Arthur Andersen & Co. as its independent public accountants through the conclusion of the audit with respect to the Company's 1993 fiscal year. Representatives of Arthur Andersen & Co. plan to attend the Annual Meeting of Stockholders and will be available to answer appropriate questions. Such representatives will also have an opportunity to make a statement at the meeting, if they so desire.

     STOCKHOLDER PROPOSALS FOR THE 1995 ANNUAL MEETING OF STOCKHOLDERS

               Stockholder proposals intended to be presented at the 1995 Annual Meeting of Stockholders must be received at the Company's executive offices at 5847 San Felipe, Suite 2600, Houston, Texas 77057 by January 1, 1995 in order to be included in the Company's proxy statement and form of proxy relating to that meeting.

     OTHER MATTERS

               The cost of soliciting proxies in connection with the Annual Meeting will be borne by the Company. The Company will, if requested, reimburse banks, brokerage houses and other custodians, nominees and certain fiduciaries for their reasonable expenses incurred in mailing proxy material to their principals. Proxies may be solicited by directors, officers and employees of the Company without special remuneration. The Company has retained Corporate Investor Communications, Inc. to assist in the distribution of proxies at an estimated cost of approximately $650 (including expenses). In addition to the use of mails, proxies may be solicited by personal interviews, telephone or telegraph.

               The persons designated to vote shares covered by management proxies intend to exercise their judgment in voting such shares on other matters that may properly come before the meeting. Management knows of no matters which will be presented for action at the meeting other than as referred to in this proxy statement.

                                   By Order of the Board of Directors



                                   BYRON L. WADE

     Secretary

     April 29, 1994
     Houston, Texas

                                 TABLE OF CONTENTS

     Notice of Annual Meeting of
     Stockholders
     Proxy Statement
          Election of Directors  . . . . . . . . . . . . . . . . . . . . . . 2
          The Board of Directors and
               its Committees  . . . . . . . . . . . . . . . . . . . . . . . 2
          Executive Officers and
               Directors . . . . . . . . . . . . . . . . . . . . . . . . . . 4
          Principal Stockholders . . . . . . . . . . . . . . . . . . . . . . 7
          Executive Compensation . . . . . . . . . . . . . . . . . . . . . . 9
          Compensation Committee
               Report on Executive
               Compensation  . . . . . . . . . . . . . . . . . . . . . . .  16
          Certain Transactions . . . . . . . . . . . . . . . . . . . . . .  20
          Compliance with Section
               16(a) of the
               Exchange Act  . . . . . . . . . . . . . . . . . . . . . . .  24
          Other Matters  . . . . . . . . . . . . . . . . . . . . . . . . .  24



                                    [KACC Logo]





                           NOTICE OF 1994 ANNUAL MEETING
                                        AND
                                  PROXY STATEMENT



                                     IMPORTANT
                          PLEASE SIGN AND DATE YOUR PROXY
                                OR INSTRUCTION CARD
                           AND PROMPTLY RETURN IT IN THE
                                 ENCLOSED ENVELOPE.

               DIRECTION BY PARTICIPANT TO TRUSTEE OF KAISER ALUMINUM
                USWA EMPLOYEE STOCK OWNERSHIP PLAN (USWA STOCK PLAN)
                       KAISER ALUMINUM & CHEMICAL CORPORATION
               SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE
               ANNUAL MEETING OF STOCKHOLDERS TO BE HELD JUNE 8, 1994

          The undersigned hereby directs the Trustee of the USWA Stock Plan to vote all the shares (in person or by proxy) allocated to the undersigned's account as of April 29, 1994, at the Annual Meeting of Stockholders to be held on June 8, 1994, and at any and all adjournments or postponements thereof. The Trustee or its proxy, acting at the meeting, may exercise all powers hereby conferred.

          THE TRUSTEE OR ITS PROXY IS DIRECTED TO VOTE AS INDICATED ON THE REVERSE SIDE. IF THIS CARD IS RETURNED AND NO CHOICE IS SPECIFIED, THE SHARES REPRESENTED HEREBY WILL BE VOTED "FOR" THE ELECTION OF NOMINEES TO THE BOARD OF DIRECTORS AS SET FORTH IN THE PROXY STATEMENT. THE TRUSTEE WILL KEEP ALL VOTES CONFIDENTIAL AND WILL VOTE SHARES AS TO WHICH NO VOTING INSTRUCTION CARDS ARE RECEIVED IN THE SAME PROPORTIONS AS THE SHARES TO WHICH VOTING INSTRUCTION CARDS ARE RECEIVED ARE VOTED.

                     PLEASE SIGN, DATE AND PROMPTLY RETURN THIS
                          CARD BY WEDNESDAY, JUNE 1, 1994.

                                 (SEE REVERSE SIDE)

     THE TRUSTEE OR ITS PROXY IS DIRECTED TO VOTE AS INDICATED BELOW.

     1.  Election of Directors             Nominees:  Robert J. Cruikshank, George T. Haymaker, Charles E. Hurwitz, Ezra G.
                                                      Levin, Robert Marcus and Paul D. Rusen
       FOR ALL             WITHHOLD
       NOMINEES            FROM ALL
     (except as marked     NOMINEES        To withhold authority to vote for any individual nominee(s) while voting for the
      to the contrary)                     remainder, write the name of the nominee(s) for which authority is withheld in the space below:
       /   /                /   /


     2.   In their discretion, the Trustee or its
          proxy is authorized to vote upon such other matters as may properly come before the meeting or any adjournments or postponements thereof, hereby revoking any direction heretofore given by the undersigned.

              FOR       AGAINST       ABSTAIN
              /  /       /  /          /  /                   Please sign name(s) exactly as printed hereon.  If
                                                              stock is held in the name of more than one person,
                                                              EACH person should sign.  Executors,
                                                              administrators, trustees, etc. should give full
                                                              title as such.  If a corporation, please sign in
                                                              full corporate name by duly authorized officer.
                                                              If a partnership, please sign in partnership name
                                                              by authorized person.

                                                              Dated:                                   , 1994

                                                              Signature

                                                              Signature if held jointly

                                                              Title
      "PLEASE MARK INSIDE BLUE BOXES SO THAT DATA
       PROCESSING EQUIPMENT WILL RECORD YOUR VOTES"





               DIRECTION BY PARTICIPANT TO TRUSTEE OF KAISER ALUMINUM
               SALARIED EMPLOYEE STOCK OWNERSHIP PLAN (SALARIED PLAN)
                       KAISER ALUMINUM & CHEMICAL CORPORATION
               SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE
               ANNUAL MEETING OF STOCKHOLDERS TO BE HELD JUNE 8, 1994

          The undersigned hereby directs the Trustee of the Salaried Plan to vote all the shares (in person or by proxy) allocated to the undersigned's account as of April 29, 1994, at the Annual Meeting of Stockholders to be held on June 8, 1994, and at any and all adjournments or postponements thereof. The Trustee or its proxy, acting at the meeting, may exercise all powers hereby conferred.

          THE TRUSTEE OR ITS PROXY IS DIRECTED TO VOTE AS INDICATED ON THE REVERSE SIDE. IF THIS CARD IS RETURNED AND NO CHOICE IS SPECIFIED, THE SHARES REPRESENTED HEREBY WILL BE VOTED "FOR" THE ELECTION OF NOMINEES TO THE BOARD OF DIRECTORS AS SET FORTH IN THE PROXY STATEMENT. THE TRUSTEE WILL KEEP ALL VOTES CONFIDENTIAL AND WILL VOTE SHARES AS TO WHICH NO VOTING INSTRUCTION CARDS ARE RECEIVED IN THE SAME PROPORTIONS AS THE SHARES TO WHICH VOTING INSTRUCTION CARDS ARE RECEIVED ARE VOTED.

                     PLEASE SIGN, DATE AND PROMPTLY RETURN THIS
                          CARD BY WEDNESDAY, JUNE 1, 1994.

                                 (SEE REVERSE SIDE)

     THE TRUSTEE OR ITS PROXY IS DIRECTED TO VOTE AS INDICATED BELOW.

     1.  Election of Directors             Nominees:  Robert J. Cruikshank, George T. Haymaker, Charles E. Hurwitz, Ezra G.
                                                      Levin, Robert Marcus and Paul D. Rusen
       FOR ALL             WITHHOLD
       NOMINEES            FROM ALL
     (except as marked     NOMINEES        To withhold authority to vote for any individual nominee(s) while voting for the
      to the contrary)                     remainder, write the name of the nominee(s) for which authority is withheld in the space below:
       /   /                /   /


     2.   In their discretion, the Trustee or its
          proxy is authorized to vote upon such other matters as may properly come before the meeting or any adjournments or postponements thereof, hereby revoking any direction heretofore given by the undersigned.

              FOR       AGAINST       ABSTAIN
              /  /       /  /          /  /                   Please sign name(s) exactly as printed hereon.  If
                                                              stock is held in the name of more than one person,
                                                              EACH person should sign.  Executors,
                                                              administrators, trustees, etc. should give full
                                                              title as such.  If a corporation, please sign in
                                                              full corporate name by duly authorized officer.
                                                              If a partnership, please sign in partnership name
                                                              by authorized person.

                                                              Dated:                                   , 1994

                                                              Signature

                                                              Signature if held jointly

                                                              Title
       "PLEASE MARK INSIDE BLUE BOXES SO THAT DATA
       PROCESSING EQUIPMENT WILL RECORD YOUR VOTES"




               PROXY FOR CUMULATIVE (1985 SERIES B) PREFERENCE STOCK
                       KAISER ALUMINUM & CHEMICAL CORPORATION
               SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE
               ANNUAL MEETING OF STOCKHOLDERS TO BE HELD JUNE 8, 1994

          The undersigned hereby appoints ROBERT W. IRELAN, JOHN T. LA DUC, ANTHONY R. PIERNO and BYRON L. WADE as proxies (each with power to act alone and with power of substitution) to vote, as designated on the reverse side, all shares of Cumulative (1985 Series B) Preference Stock the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held on June 8, 1994, and at any and all adjournments or postponements thereof.


                  PLEASE SIGN, DATE AND MAIL THIS PROXY PROMPTLY.

                                 (SEE REVERSE SIDE)

     WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED AS DESIGNATED BY THE UNDERSIGNED.  IF NO CHOICE IS SPECIFIED, THE PROXY WILL B
     VOTED "FOR" THE ELECTION OF NOMINEES TO THE BOARD OF DIRECTORS AS SET FORTH IN THE PROXY STATEMENT.

     1.  Election of Directors             Nominees:  Robert J. Cruikshank, George T. Haymaker, Charles E. Hurwitz, Ezra G. Levin,
                                                      Robert Marcus and Paul D. Rusen
       FOR ALL             WITHHOLD
       NOMINEES            FROM ALL
     (except as marked     NOMINEES        To withhold authority to vote for any individual nominee(s) while voting for the
      to the contrary)                     remainder, write the name of the nominee(s) for which authority is withheld in the space below:
       /   /                /   /


     2. In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the meeting or any adjournments or postponements thereof, hereby revoking any proxy or proxies heretofore given by the undersigned.

              FOR       AGAINST       ABSTAIN                 Please sign name(s) exactly as printed hereon.  If
              /  /       /  /          /  /                   stock is held in the name of more than one person,
                                                              EACH person should sign.  Executors,
                                                              administrators, trustees, etc. should give full
                                                              title as such.  If a corporation, please sign in
                                                              full corporate name by duly authorized officer.
                                                              If a partnership, please sign in partnership name
                                                              by authorized person.

                                                              Dated:                                   , 1994

                                                              Signature

                                                              Signature if held jointly

                                                              Title
      "PLEASE MARK INSIDE BLUE BOXES SO THAT DATA
       PROCESSING EQUIPMENT WILL RECORD YOUR VOTES"





                               PROXY FOR COMMON STOCK
                       KAISER ALUMINUM & CHEMICAL CORPORATION
               SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE
               ANNUAL MEETING OF STOCKHOLDERS TO BE HELD JUNE 8, 1994

          The undersigned hereby appoints ROBERT W. IRELAN, JOHN T. LA DUC, ANTHONY R. PIERNO and BYRON L. WADE as proxies (each with power to act alone and with power of substitution) to vote, as designated on the reverse side, all shares of Common Stock the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held on June 8, 1994, and at any and all adjournments or postponements thereof.


                  PLEASE SIGN, DATE AND MAIL THIS PROXY PROMPTLY.

                                 (SEE REVERSE SIDE)

     WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED AS DESIGNATED BY THE UNDERSIGNED.  IF NO CHOICE IS SPECIFIED, THE PROXY WILL B
     VOTED "FOR" THE ELECTION OF NOMINEES TO THE BOARD OF DIRECTORS AS SET FORTH IN THE PROXY STATEMENT.

     1.  Election of Directors             Nominees:  Robert J. Cruikshank, George T. Haymaker, Charles E. Hurwitz, Ezra G.
                                                      Levin, Robert Marcus and Paul D. Rusen
       FOR ALL             WITHHOLD
       NOMINEES            FROM ALL
     (except as marked     NOMINEES        To withhold authority to vote for any individual nominee(s) while voting for the
      to the contrary)                     remainder, write the name of the nominee(s) for which authority is withheld in the space below:
       /   /                /   /


     2. In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the meeting or any adjournments or postponements thereof, hereby revoking any proxy or proxies heretofore given by the undersigned.

              FOR       AGAINST       ABSTAIN                 Please sign name(s) exactly as printed hereon.  If
              /  /       /  /          /  /                   stock is held in the name of more than one person,
                                                              EACH person should sign.  Executors,
                                                              administrators, trustees, etc. should give full
                                                              title as such.  If a corporation, please sign in
                                                              full corporate name by duly authorized officer.
                                                              If a partnership, please sign in partnership name
                                                              by authorized person.

                                                              Dated:                                   , 1994

                                                              Signature

                                                              Signature if held jointly

                                                              Title
      "PLEASE MARK INSIDE BLUE BOXES SO THAT DATA
       PROCESSING EQUIPMENT WILL RECORD YOUR VOTES"





               PROXY FOR CUMULATIVE (1985 SERIES A) PREFERENCE STOCK
                       KAISER ALUMINUM & CHEMICAL CORPORATION
               SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE
               ANNUAL MEETING OF STOCKHOLDERS TO BE HELD JUNE 8, 1994

          The undersigned hereby appoints ROBERT W. IRELAN, JOHN T. LA DUC, ANTHONY R. PIERNO and BYRON L. WADE as proxies (each with power to act alone and with power of substitution) to vote, as designated on the reverse side, all shares of Cumulative (1985 Series A) Preference Stock the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held on June 8, 1994, and at any and all adjournments or postponements thereof.


                  PLEASE SIGN, DATE AND MAIL THIS PROXY PROMPTLY.

                                 (SEE REVERSE SIDE)

     WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED AS DESIGNATED BY THE UNDERSIGNED.  IF NO CHOICE IS SPECIFIED, THE PROXY WILL B
     VOTED "FOR" THE ELECTION OF NOMINEES TO THE BOARD OF DIRECTORS AS SET FORTH IN THE PROXY STATEMENT.

     1.  Election of Directors             Nominees:  Robert J. Cruikshank, George T. Haymaker, Charles E. Hurwitz, Ezra G. Levin,
                                                      Robert Marcus and Paul D. Rusen
       FOR ALL             WITHHOLD
       NOMINEES            FROM ALL
     (except as marked     NOMINEES        To withhold authority to vote for any individual nominee(s) while voting for the
      to the contrary)                     remainder, write the name of the nominee(s) for which authority is withheld in the space below:
       /   /                /   /


     2. In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the meeting or any adjournments or postponements thereof, hereby revoking any proxy or proxies heretofore given by the undersigned.

              FOR       AGAINST       ABSTAIN                 Please sign name(s) exactly as printed hereon.  If
              /  /       /  /          /  /                   stock is held in the name of more than one person,
                                                              EACH person should sign.  Executors,
                                                              administrators, trustees, etc. should give full
                                                              title as such.  If a corporation, please sign in
                                                              full corporate name by duly authorized officer.
                                                              If a partnership, please sign in partnership name
                                                              by authorized person.

                                                              Dated:                                   , 1994

                                                              Signature

                                                              Signature if held jointly

                                                              Title
      "PLEASE MARK INSIDE BLUE BOXES SO THAT DATA
       PROCESSING EQUIPMENT WILL RECORD YOUR VOTES"


